SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 3, 2019 (June 3, 2019)
Date of Report
(Date of earliest event reported)

Synovus Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Georgia (State of incorporation)	1-10312 (Commission File Number)	58-1134883 (IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901
(Address of principal executive offices) (Zip Code)

(706) 649-2311
(Registrant’s telephone number, including area code)
________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 Par Value	SNV	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D	SNV-PD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2019, Synovus Financial Corp. (the “Company”) announced the appointment of Jamie Gregory as the Company’s Executive Vice President and Chief Financial Officer, effective June 24, 2019.

Mr. Gregory, age 43, has more than 20 years in the commercial banking industry, most recently serving as Executive Vice President and Head of Corporate Financial Strategy at Regions Financial Corporation, a financial services organization headquartered in Birmingham, Alabama (“Regions”). Prior to his role as Executive Vice President and Head of Corporate Financial Strategy, Mr. Gregory served as Executive Vice President and Head of Finance and Corporate Development at Regions from 2015-2019, Executive Vice President and Head of Corporate Development and Profitability from 2013-2015, Assistant Treasurer from 2010-2013 and Chief Investment Officer from 2009-2013. Prior to joining Regions, Mr. Gregory was a Senior Vice President and Portfolio Manager at Wachovia Bank. Mr. Gregory holds a bachelor’s degree in Economics from North Carolina State University and a MBA from Duke University Fuqua School of Business.

Pursuant to Mr. Gregory’s offer of employment from the Company, he will receive the following compensation: (1) an annual base salary of $475,000; (2) a $200,000 signing bonus (subject to certain repayment provisions); (3) commencing with fiscal year 2019, participation in the Company’s annual incentive program, which provides cash awards to the Company’s executive officers and other key employees based on the achievement of goals established annually by the Company’s Compensation Committee, with an initial target award of 75% of base salary, and a guaranteed minimum payout of $365,250 for fiscal year 2019; (4) a one-time restricted stock unit award with a value (calculated as of his date of hire) of approximately $300,000, which award will vest in equal parts over three years; (5) participation in the Company’s long-term incentive compensation programs, including equity plans, upon terms and in amounts established by the Company’s Compensation Committee, with an initial target annual award value of $500,000; (6) assistance in connection with his relocation to the Columbus, Georgia area (subject to certain repayment provisions); and (7) participation in the Company’s health and welfare, 401(k) and other employee and executive benefits plans in accordance with their terms. Upon the commencement of his employment, the Company will also enter into a change in control agreement with Mr. Gregory upon terms substantially similar to those with other senior executives of the Company. The summary of material terms of the Company’s standard change in control agreement is incorporated by reference from pages 49-50 of the Company’s proxy statement, which was filed with the SEC on March 12, 2019. Mr. Gregory will not be entering into an employment agreement with the Company.

No family relationships exist between Mr. Gregory and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Gregory and any other person pursuant to which Mr. Gregory was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Gregory has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Effective June 24, 2019, Kevin S. Blair will resign from his position as Interim Chief Financial Officer; however, he will remain employed by the Company as Senior Executive Vice President and Chief Operating Officer.

The Company issued a press release on June 3, 2019, announcing Mr. Gregory’s appointment as Chief Financial Officer, as well as Mr. Blair’s resignation from such position. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

	(d)	Exhibits

	Exhibit No.	Description

	99.1	Press Release issued on June 3, 2019, by Synovus Financial Corp.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYNOVUS FINANCIAL CORP.

Date: June 3, 2019	By: /s/ Allan E. Kamensky
Name: Allan E. Kamensky
Title: Executive Vice President, General Counsel
and Secretary